Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

GEOKINETICS INC. NAMES ROBERT L. CABES, JR. DIRECTOR

Houston, TX, November 8, 2006 — Geokinetics Inc. (OTCBB:GKNT) has named Robert L. Cabes, Jr. as the newest member of its Board of Directors effective November 2, 2006, bringing the total number of directors to six.

Mr. Cabes, 37, is currently a Partner of Avista Capital Holdings, L.P., a private equity firm focused on investments in the energy, media and healthcare sectors.  Prior to joining Avista, Mr. Cabes served as a Principal of Global Energy Partners, a specialty group within Credit Suisse’s asset management business that invested in energy companies. Mr. Cabes worked previously as an investment banker at Credit Suisse and Donaldson, Lufkin and Jenrette.  He also spent six years with Prudential Securities in its energy corporate finance group before joining Donaldson, Lufkin and Jenrette.  Mr. Cabes is currently a Director of Celtique Energie, Ltd, MedServe, Inc. and Pinnacle Gas Resources, Inc.  He holds a B.B.A. from Southern Methodist University and is a CFA charterholder.

Geokinetics Chairman of the Board, William R. Ziegler commented: “We are extremely pleased to have Robert join the Geokinetics Board of Directors.  His corporate finance and energy industry experience will bring additional depth to our board as we work to build shareholder value.”

About Geokinetics Inc.

Geokinetics Inc., based in Houston, Texas, is a leading global provider of seismic acquisition and high-end seismic data processing services to the oil and gas industry.  Geokinetics has strong operating presence in North America and is focused on key markets internationally. Geokinetics operates in some of the most challenging locations in the world from the Arctic to mountainous jungles to the transition zone environments. More information about Geokinetics is available at www.geokineticsinc.com.

SOURCE:	Geokinetics Inc.
CONTACT:	Scott McCurdy
Vice President and Chief Financial Officer
(281) 848-6823
(281) 398-9996 FAX

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the acquisition announced in this press release, the related financing plans and statements with respect to future benefits.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include risks relating to financial performance and results, availability of sufficient cash flow to execute our business plan and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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